EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Registration Statements on Form S-3 (file Nos. 333-178247, 333-174263, 333-166990, 333-171109, 333-171914) and related Prospectuses and Registration Statements on Form S-8 (file Nos. 333-177323, 333-171340 and 333-165050) of OCZ Technology Group, Inc. of our report dated May 14, 2012 on the consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 29, 2012. We also consent to the reference to us under the heading “Experts” in the prospectuses.

/s/Crowe Horwath LLP

Crowe Horwath LLP

Sherman Oaks, California

May 14, 2012